Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Form 1-K of our audit report dated April 28, 2023 with respect to the balance sheets of Innovega Inc. as of December 31, 2022 and 2021, and the related statements of operations, stockholders’ equity (deficit), and cash flows, and the related notes to the financial statements, for each of the years in the two-year period ended December 31, 2022. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

Spokane, Washington
April 28, 2023